Exhibit 10.22

Bellerophon Services Inc.

February 3, 2014

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Dear                          ,

At Bellerophon Services Inc. (“Bellerophon”), we recognize our success is the result of the hard work and unique expertise of professionals like you. Retaining the right people is essential to our ongoing ability to achieve our business objectives and succeed in the long-term. The following retention bonus is being offered to you in recognition of both your past contributions and our anticipation of future achievements. The terms of your retention bonus are as follow:

1)             You will be entitled to receive a one-time payment of $                  , less applicable taxes and other withholding if you remain an active employee of Bellerophon in good standing on December 19, 2014 (the “Bonus”)

2)             The Bonus would be paid within 30 days after December 19, 2014.

3)             You continue to meet or exceed any performance criteria established for your position.

By signing and returning this letter, you agree to hold all information relating to the Bonus (including, without limitation, the existence of this letter) in strict confidence, and to not disclose any information relating hereto to any party other than your financial or legal advisors.

You acknowledge and agree that you will be, and will remain, an employee at-will of Bellerophon, and that nothing in this letter is intended to be or create an obligation of Bellerophon to employ you for any specific period of time.

Our offer to provide the Bonus is contingent upon you signing and returning this letter. You will not be eligible to receive the Bonus unless you have done so.

We appreciate the commitment you have made to ensure the patients and healthcare providers that may someday rely on our products can do so with confidence. I thank you in advance for your ongoing service.

Sincerely,

The Leadership Team Bellerophon Services Inc.
	Employee Signature	Date

Cc:                               File

Human Resources